Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Matinas BioPharma Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	116,500 (2)	$0.59 (3)	$68,735.00 (3)	0.00015310	$10.53
Equity	Common Stock, $0.0001 par value per share	Other	646,548 (4)	$0.9085 (5)	$587,388.86 (5)	0.00015310	$89.93
Total Offering Amounts				—	$656,123.86	—	$100.46
Total Fee Offsets				—	—	—	—
Net Fees Due				—	—	—	$100.46

(1)	Covers 763,048 shares of common stock issuable under the Matinas BioPharma Holdings, Inc. 2025 Equity Incentive Plan (the “2025 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.
(2)	Consists of shares of common stock that may be issued upon exercise of stock options granted pursuant to the 2025 Plan (the “Stock Options”) outstanding as of the date of this registration statement.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares issuable upon the exercise of the Stock Options are based upon the weighted average exercise price of the Stock Options.
(4)	Represents shares of common stock reserved for future issuance under the 2025 Plan that are not subject to outstanding options.
(5)	Calculated solely for purposes of this offering under Rules 457(c) and 457(h) of the Securities Act on the basis of the average of the high and low prices of Registrant’s common stock on the NYSE American on June 20, 2025.